Exhibit 10.1

EXECUTION VERSION

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (this “Agreement”), dated as of September 5, 2023, is entered into between LEGALZOOM.COM, INC., a Delaware corporation (the “Company”), and LucasZoom, LLC, a Delaware limited liability company (the “Seller”).

RECITALS

WHEREAS, the Seller is the beneficial owner of shares of the Company’s common stock, $0.001 par value per share (the “Common Stock”);

WHEREAS, the Seller desires to sell, and the Company desires to repurchase, certain shares of the Common Stock on the terms and subject to the conditions set forth herein (the “Transaction”); and

WHEREAS, the Seller proposes to sell through an underwritten public offering (the “Secondary Offering”) registered with the Securities and Exchange Commission certain other shares of Common Stock owned by the Seller.

AGREEMENT

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements set forth herein, the parties agree as follows:

ARTICLE I

CERTAIN DEFINITIONS AND CONSTRUCTION

Section 1.1 Certain Definitions. As used in this Agreement, the following terms have the meanings set forth below:

“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such particular Person. For the purposes of this definition, “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, Contract or otherwise.

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks in New York, New York are authorized or required by Law to be closed. Any event the scheduled occurrence of which would fall on a day that is not a Business Day shall be deferred until the next succeeding Business Day.

“Code” means the Internal Revenue Code of 1986, as amended.

“Contract” means any written or legally binding oral contract, agreement or other legally binding instrument, including any note, bond, mortgage, deed, indenture, commitment, undertaking, promise, lease, sublease, license, sublicense, purchase order or joint venture or any other enforceable arrangement or agreement to which the applicable Person is a party or by which the applicable Person or any of its properties or assets is bound, in each case as amended, restated, extended, supplemented, waived or otherwise modified in writing to date.

“FINRA” means Financial Industry Regulatory Authority.

“Governmental Body” means any foreign, federal, state, commonwealth, provincial, local or other court, governmental authority, tribunal, commission or regulatory body or self-regulatory body (including any securities exchange), or any political or other subdivision, department, agency or branch of any of the foregoing.

“Law” means any law, statute, treaty, common law, code, ordinance, rule, regulation, or other requirement (including any policy or interpretation having the force of law) enacted, promulgated, or imposed by any Governmental Body.

“Per Share Purchase Price” means the price per share payable by the Underwriters to the Seller pursuant to the Underwriting Agreement.

“Person” means any individual, general or limited partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated organization, joint venture, firm, association or other entity or organization (whether or not a legal entity), including any Governmental Body (or any department, agency, or political subdivision thereof) and shall include, for the avoidance of doubt, any party.

“Proceeding” means any claim, action, demand, suit, proceeding, binding mediation or arbitration, demand, charge, subpoena, complaint or indictment, including before any Governmental Body or authorized arbitrator.

“Repurchase Shares” means the number of shares of Common Stock (rounded down to the nearest whole number, if applicable) to be sold by the Seller and to be purchased by the Company hereunder, as determined in accordance with Section 2.1.

“Total Shares” means the sum of the Underwritten Shares (as defined in the Underwriting Agreement) and the Option Shares (as defined in the Underwriting Agreement).

“Underwriters” means the sole underwriter or several underwriters, as applicable, specified in the Underwriting Agreement.

“Underwriting Agreement” means the underwriting agreement by and among the Seller, the Company and the Underwriters to be entered into in connection with the Secondary Offering.

Section 1.2 Additional Definitions.

Common Stock	Recitals
Agreement	Preamble
Closing	Section 2.2
Closing Date	Section 2.2
Company	Preamble
Order	Section 5.1(a)
Intended Tax Treatment	Section 4.3
Repurchase Shares	Section 2.1
Seller	Preamble
Transaction	Recitals
Transfer	Section 4.2

Section 1.3 Headings. The headings herein are included for convenience of reference only and are not intended to be part of, or to affect the meaning or interpretation of, this Agreement.

Section 1.4 Construction. Unless the context otherwise requires, as used in this Agreement: (i) “or” is not exclusive; (ii) “including” and its variants mean “including, without limitation” and its variants; (iii) words defined in the singular have the parallel meaning in the plural and vice versa; (iv) references to “written” or “in writing” include in visual electronic form; (v) words of one gender shall be construed to apply to each gender; (vi) the term “Section” refers to the specified Section of this Agreement; (vii) the terms “Dollars” and “$” mean United States Dollars; and (viii) the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends and such phrase shall not mean simply “if”.

ARTICLE II

THE TRANSACTION; THE CLOSING

Section 2.1 The Transaction. On the terms and subject to the conditions set forth herein, at the Closing (as defined below), the Seller shall sell and the Company shall purchase from the Seller either (a) if the Total Shares is less than or equal to 14,950,000 shares of Common Stock, 4,050,000 shares of Common Stock, less such number of shares of Common Stock (rounded down to the nearest whole number) so that the maximum aggregate purchase price of such shares under this clause (a) does not exceed $45,064,116, or (b) if the Total Shares, together with any other shares of Common Stock the Seller agrees to sell on the date hereof (“Additional Sales”), is greater than 14,950,000 shares of Common Stock, a number of shares of Common Stock (rounded down to the nearest whole number) equal to $45,064,116 divided by the Per Share Purchase Price, in each case at the Per Share Purchase Price.

Section 2.2 The Closing. Unless otherwise mutually agreed in writing between the Company and the Seller, the closing of the Transaction (the “Closing”) shall take place at the offices of Cooley LLP, 1333 2nd Street, Suite 400, Santa Monica, California 90401, on the same day as the initial closing of the Secondary Offering contemplated by the Underwriting Agreement, or at such other place or time as the parties may agree in writing, subject to satisfaction of the conditions in Article V hereof (the “Closing Date”).

Section 2.3 Deliveries at the Closing. At or prior to the Closing, (a) the Seller shall deliver to the Company, or as otherwise instructed by the Company, the Repurchase Shares (b) the Company shall deliver to the Seller, or as otherwise instructed by the Seller, a dollar amount equal to the product of the Per Share Purchase Price and the Repurchase Shares by wire transfer of immediately available funds.

Section 2.4 Other Deliveries by the Seller. At or prior to the Closing, the Seller shall deliver to the Company a valid U.S. Internal Revenue Service Form W-9 or W-8, as applicable, including all relevant attachments (or any such successor form or other applicable form or statement specified by the Treasury Department regulations in lieu thereof), and all other documents requested by the Company per Section 4.1 hereof.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

Section 3.1 Representations and Warranties of the Seller. The Seller represents and warrants to the Company:

(a) Organization. The Seller has been duly formed and is validly existing as a limited liability company and is in good standing under the laws of the State of Delaware.

(b) Power and Authority. Except for such consents, approvals, authorizations and orders as may be required under any state securities, blue sky or antifraud laws or FINRA in connection with the purchase of the Repurchase Shares by the Company, all consents, approvals, authorizations and orders necessary for the execution and delivery by the Seller of this Agreement and for the sale and delivery of the Repurchase Shares to the Company hereunder have been obtained, except for such consents, approvals, authorizations or orders as would not adversely affect in any material respect the Seller’s ability to perform its obligations hereunder; and the Seller has full right, power and authority to enter into this Agreement and to sell, assign, transfer and deliver the Repurchase Shares; this Agreement has been duly authorized, executed and delivered by the Seller.

(c) Title to Shares. The Seller has, or will have immediately prior to the Closing Date, good and valid title to the Repurchase Shares, free and clear of all liens, encumbrances, equities or adverse claims. At the Closing, the Seller’s entire right, title and interest in and to Repurchase Shares shall be conveyed to the Company.

(d) No Conflict. The execution, delivery and performance by the Seller of this Agreement and its obligations hereunder and the consummation by the Seller of the Transaction will not (i) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any property or assets of the Seller pursuant to, any indenture, mortgage, deed of trust, loan agreement or other material Contract to which the Seller is a party, (ii) result in any violation of the provisions of the certificate of formation or limited liability company agreement of the Seller or (iii) result in the violation of any law or statute or any order, rule or regulation of any court or arbitrator or governmental or regulatory agency having jurisdiction over the Seller or the property of the Seller, except in the cases of clauses (i) and (iii), as would not, individually or in the aggregate, adversely affect in any material respect the Seller’s ability to perform its obligations hereunder.

(e) Sophistication of Seller; Receipt of Information. The Seller has such knowledge, sophistication and experience in financial and business matters that the Seller is capable of evaluating the merits and risks of entering into this Agreement and the consummation of the Transaction. The Seller has or has access to all information that it believes to be necessary, sufficient or appropriate in connection with the Transaction. The Seller has previously undertaken such independent investigation of the Company as in its judgment is appropriate to make an informed decision with respect to the Transaction, and the Seller has made its own decision to consummate the Transaction based on its own independent review and consultations with such investment, legal, tax, accounting and other advisers as it has deemed necessary and without reliance on any express or implied representation or warranty of the Company.

(f) No Broker’s Fees or Transactions. The Seller is not a party to any contract, agreement or understanding with any Person that would give rise to a valid claim against the Company for an investment banking fee, commission, finder’s fee or like payment in connection with the Transaction.

(g) Tax Matters. The Seller will own, actually and to the Seller’s knowledge, constructively, less than 50% of the Company’s Common Stock immediately after the Closing and the closing of the Secondary Offering and the closing of any Additional Sales, and the Seller’s percentage ownership, actual and to the Seller’s knowledge, constructive, of the Company’s Common Stock immediately after the Closing and the closing of the Secondary Offering and the closing of any Additional Sales will be less than 80% of the Seller’s percentage ownership, actual and to the Seller’s knowledge, constructive, of the Company’s Common Stock immediately before the Closing and the closing of the Secondary Offering and the closing of any Additional Sales, in each case within the meaning of Section 302 of the Code. The Seller is, and will be immediately before the Closing, disregarded as an entity separate from Lucazoom S.à r.l., a private limited liability company incorporated in Luxembourg, for U.S. federal and applicable state and local income tax purposes.

(h) No Other Representations or Warranties. The Seller (or any other Person on behalf of the Seller) makes no other representations and warranties other than those expressly set forth in this Section 3.1.

Section 3.2 Representations and Warranties of the Company. The Company represents and warrants to the Seller:

(a) Organization. The Company has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Delaware.

(b) Power and Authority. Except for such consents, approvals, authorizations and orders as may be required under any state securities, blue sky or antifraud laws or FINRA in connection with the sale of Repurchase Shares by the Seller, all consents, approvals, authorizations and orders necessary for the execution and delivery by the Company of this Agreement and for the purchase of Repurchase Shares by the Company hereunder have been obtained, except for such consents, approvals, authorizations or orders as would not adversely affect in any material respect the Company’s ability to perform its obligations hereunder; and the Company has full right, power and authority to enter into this Agreement and to purchase the Repurchase Shares from the Seller; this Agreement has been duly authorized, executed and delivered by the Company.

(c) No Conflict. The execution, delivery and performance by the Company of this Agreement and its obligations hereunder and the consummation by the Company of the Transaction will not (i) conflict with, or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any property or assets of the Company pursuant to, any indenture, mortgage, deed of trust, loan agreement or other material Contract to which the Company is a party, (ii) result in any violation of the provisions of the charter or by-laws of the Company or (iii) result in the violation of any law or statute or any order, rule or regulation of any court or arbitrator or governmental or regulatory agency having jurisdiction over the Company or the property of the Company, except in the cases of clauses (i) and (iii), as would not, individually or in the aggregate, adversely affect in any material respect the Company’s ability to perform its obligations hereunder.

(d) No Broker’s Fees. Neither the Company nor any of its subsidiaries is a party to any contract, agreement or understanding with any Person that would give rise to a valid claim against the Seller for an investment banking fee, commission, finder’s fee or like payment in connection with the Transaction.

(e) No Other Representations or Warranties. The Company (or any other Person on behalf of the Company) makes no other representations and warranties other than those expressly set forth in this Section 3.2.

ARTICLE IV

COVENANTS

Section 4.1 Further Assurances. The parties agree to use commercially reasonable efforts to execute and deliver, or cause to be executed and delivered, such further instruments or documents or take such other action (including providing instructions to the Company’s transfer agent and registrar or the Depository Trust Company or other custodians of the Repurchase Shares) as may be reasonably necessary (or as reasonably requested by another party) to consummate the Transaction.

Section 4.2 Withholding. The Company shall be entitled to deduct and withhold from the purchase price any amounts required to be deducted or withheld under applicable Law; provided that, except to the extent that the necessity for any such deduction or withholding arises by reason of the failure of the Seller to deliver the documentation required under Section 2.4, the Company shall notify the Seller of the Company’s intention to deduct or withhold such amounts and the reason therefor and to use commercially reasonable efforts to cooperate with the Seller to reduce the amount of, or eliminate the necessity for, such deduction or withholding. To the extent that amounts are so deducted or withheld, such amounts shall be remitted to the proper Governmental Body and be treated for all purposes of this Agreement as having been paid to the Seller in respect of which such deduction or withholding was made.

Section 4.3 Tax Treatment. The parties hereto agree to treat, for U.S. federal income tax purposes, the Transaction as distributions in part or full payment in exchange for the Repurchase Shares pursuant to Section 302(a) of the Code, and not as distributions of property to which Section 301 of the Code applies (the “Intended Tax Treatment”), unless otherwise required by a change in applicable Law after the date hereof or pursuant to a “determination” within the meaning of Section 1313(a) of the Code; provided, that if there is an inaccuracy in Seller’s representation in the first sentence of Section 3.1(g), the parties will cooperate in good faith to determine whether the Transaction qualifies for the Intended Tax Treatment; provided, that the Company shall keep the Seller reasonably informed of the progress of any audit or similar proceeding related to the Intended Tax Treatment and shall not settle or compromise any such audit or proceeding without the prior written consent of the Seller, such consent not be unreasonably withheld, conditioned or delayed. The Seller shall indemnify the Company against any withholding taxes (and any penalties and interest thereon, and reasonable out-of-pocket expenses) incurred by the Company in connection with the Company’s failure to deduct or withhold the proper amount of tax from the purchase price paid to the Seller as a result of the Intended Tax Treatment.

ARTICLE V

CONDITIONS TO CLOSING; TERMINATION

Section 5.1 Conditions to Each Party’s Obligation to Consummate the Transaction. The respective obligation of each party hereto to consummate the Transaction is subject to the satisfaction or waiver of the following conditions by all parties:

(a) No Injunction. No judgment, injunction, decree or other legal restraint (each, an “Order”) prohibiting the consummation of the Transaction shall have been issued by any Governmental Body and be continuing in effect, there shall be no pending Proceeding commenced by a Governmental Body seeking an Order that would prohibit the Transaction, and the consummation of the Transaction shall not have been prohibited or rendered illegal under any applicable Law.

(b) Execution of the Closing. The consummation of the transactions contemplated by the Underwriting Agreement shall have occurred prior to or simultaneously with the Closing herewith.

Section 5.2 Conditions to the Seller’s Obligation to Consummate the Transaction. The obligations of the Seller to consummate the Transaction are subject to the satisfaction or waiver of each of the following conditions:

(a) Representations and Warranties. The representations and warranties of the Company set forth in Section 3.2 shall be true and correct as of the date hereof and as of the Closing Date as if made on and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date).

(b) Covenants. Each of the covenants and agreements of the Company contained in this Agreement that are to be performed at or prior to the Closing shall have been duly performed in all material respects.

Section 5.3 Conditions to the Company’s Obligation to Consummate the Transaction. The obligation of the Company to consummate the Transaction is subject to the satisfaction or waiver of each of the following conditions:

(a) Representations and Warranties. The representations and warranties of the Seller set forth in Section 3.1 shall be true and correct as of the date hereof and as of the Closing Date as if made on and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date).

(b) Covenants. Each of the covenants and agreements of the Seller contained in this Agreement that are to be performed at or prior to the Closing shall have been duly performed in all material respects.

Section 5.4 Automatic Termination. Notwithstanding anything contained herein to the contrary, if the Underwriting Agreement is not executed and delivered by the parties hereto within three (3) Business Days of the date hereof, this Agreement shall automatically terminate with no further action required by the parties.

ARTICLE VI

MISCELLANEOUS

Section 6.1 Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if mailed or transmitted and confirmed by any standard form of telecommunication. Notices to shall be given to (i) the Company at LegalZoom.com, Inc., 101 North Brand Boulevard, 11th Floor, Glendale, California 91203; Attention: General Counsel at [***], with a copy to Cooley LLP 1333 2nd Street, Suite 400, Santa Monica, California 90401; Attention: Thomas Hopkins at [***], Jodie Bourdet at [***] and Logan Tiari at [***]; and (ii) the Seller at c/o Permira Advisers LLC, 3000 Sand Hill Road, Building 1, Suite 170, Menlo Park, California 94025; Attention: Molly Breen Dirscherl at [***], with a copy to Fried, Frank, Harris, Shriver & Jacobson LLP, One New York Plaza, New York, New York 10004; Attention: Brian Mangino at [***] and Joshua Coleman at [***].

Section 6.2 No Third Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of each party and its successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall be construed to confer upon any other Person any legal or equitable rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement. This Agreement may be amended or terminated, and any provision of this Agreement may be waived, in accordance with the terms hereof without the consent of any Person other than the parties.

Section 6.3 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned, delegated or otherwise transferred, in whole or in part, directly or indirectly, by operation of Law or otherwise (including by merger, contribution, spin-off or otherwise), by any of the parties without the prior written consent of the rest of the parties, and any purported assignment or delegation in contravention of this Section 6.3 shall be null and void and of no force and effect.

Section 6.4 Prior Negotiations; Entire Agreement. This Agreement (including the documents and instruments referred to in this Agreement) constitutes the sole and entire agreement of the parties with respect to the subject matter contained herein and therein, and supersede all other prior representations, warranties, understandings and agreements, both written and oral, with respect to such subject matter.

Section 6.5 Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a) This Agreement shall be interpreted, construed and governed by and in accordance with the internal Laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the Law of any jurisdiction other than those of the State of New York.

(b) Each of the parties (i) consents to submit itself to the exclusive jurisdiction of the courts of the State of New York located in the city and county of New York in any Proceeding arising out of or relating to this Agreement or if the subject matter jurisdiction over such Proceeding is vested exclusively in the federal courts of the United States of America, the federal courts of the United States of America located in the city and county of New York, (ii) agrees that all claims in respect of any such Proceeding may be heard and determined in any such court, (iii) agrees that it shall not attempt to deny or defeat such jurisdiction by motion or other request for leave from any such court, (iv) agrees not to bring any Proceeding arising out of or relating to this Agreement (whether in contract, tort, common or statutory law, equity or otherwise) in any other court and (v) agrees that a final, non-appealable judgment in any such Proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law. Each of the parties waives any defense of inconvenient forum to the maintenance of any Proceeding brought in accordance with this Section 6.5.

(c) EACH PARTY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT.

Section 6.6 Specific Performance. The Seller, without prejudice to any rights to judicial relief it may otherwise have, shall be entitled to seek equitable relief, including injunction and/or specific performance, in the event of any breach or threatened breach of the provisions of this Agreement. The Company agrees that it will not oppose the granting of such relief on the basis that the Seller has an adequate remedy at law and that assuming the injunctive relief is obtained the Company will pay any fees that the Seller may incur in enforcing this Agreement. The Company also agrees that it will not seek and agrees to waive any requirement for the securing or posting of a bond in connection with the Seller’s seeking or obtaining such relief.

Section 6.7 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original and all of which, when taken together, shall be deemed to be one and the same agreement or document. A signed copy of this Agreement transmitted by facsimile, email or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original executed copy of this Agreement for all purposes.

Section 6.8 Expenses. Each party shall bear its own expenses incurred or to be incurred in connection with the negotiation and execution of this Agreement and the consummation of the Transaction.

Section 6.9 Waivers and Amendments. This Agreement may be amended, modified, superseded, cancelled, renewed or extended, and the terms and conditions of this Agreement may be waived, only by a written instrument signed by the parties. No delay on the part of any party in exercising any right, power or privilege pursuant to this Agreement shall operate as a waiver thereof, nor shall any waiver of the part of any party of any right, power or privilege pursuant to this Agreement, nor shall any single or partial exercise of any right, power or privilege pursuant to this Agreement, preclude any other or further exercise thereof or the exercise of any other right, power or privilege pursuant to this Agreement. The rights and remedies provided pursuant to this Agreement are cumulative and are not exclusive of any rights or remedies which any party otherwise may have at Law or in equity.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, this Agreement is executed as of the day and year first above written.

SELLERS:

LucasZoom, LLC

By:	/s/ Thomas Lafrance
Name:	Thomas Lafrance
Title:	Authorized Signatory

[SIGNATURE PAGE – STOCK PURCHASE AGREEMENT]

IN WITNESS WHEREOF, this Agreement is executed as of the day and year first above written.

COMPANY:

LEGALZOOM.COM, INC.

By:	/s/ Dan Wernikoff
Name:	Dan Wernikoff
Title:	Chief Executive Officer

[SIGNATURE PAGE – STOCK PURCHASE AGREEMENT]